Exhibit 3.1(i)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF DUANE READE

INC.

1.                     Name. The name of the Corporation is Duane Reade Inc.

2.                     Address; Registered Office and Agent. The address of the Corporation’s registered office is 615 DuPont Highway, Dover, Kent County, Delaware 19901 and the name of its registered agent at such address is National Corporate Research, Ltd.

3.                     Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4.             Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is one thousand (1,000) all of which shall be shares of Common Stock of the par value of one cent ($0.01) each.

5.                     Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of members of the board of directors of the Corporation (the “Board”) need not be by written ballot.

6.                     Limitation of Liability. To the fullest extent permitted under the General Corporation Law, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

7.              Indemnification.

7.1           Right to Indemnification. The Corporation shall indemnify and hold harmless each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (a

“Covered Person”), to the fullest extent permitted by General Corporation Law. The right to indemnification conferred in this Section 7 shall be a contract right.

7.2                  Other Indemnification. Nothing in this Section 7 shall limit the right of the Corporation to provide, by action of its Board, indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by the General Corporation Law.

7.3                  Prepayment of Expenses. The right of any person to indemnification conferred in this Section 7 shall also include the right to be paid by the Corporation the expenses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in advance of its final disposition to the fullest extent authorized by the General Corporation Law, subject to receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

7.4                  Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

7.5                  Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the General Corporation Law.

7.6                  Nonexclusivity of Rights. The rights to authority conferred in this Section 7 shall not be exclusive of any other right that any Covered Person may otherwise have or hereafter acquire.

7.7                  Amendment or Repeal of Certificate of Incorporation or By-laws. Neither the amendment nor repeal of this Section 7, nor the adoption of any provision of this Certificate of Incorporation or the By-laws, nor, to the fullest extent permitted by the General Corporation Law, any modification of law, shall eliminate or reduce the effect of this Section 7 in respect of any act or omission occurring prior to such amendment, repeal, adoption or modification.

8.                     Adoption, Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the By-laws, subject to the power of the stockholders of the Corporation to alter or repeal any By-law whether adopted by them or otherwise.

9.             Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.